Exhibit 10.43

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement effective February 28, 2019 (the “Second Amendment”) modifies the Employment Agreement (the “Agreement”) by and between Famous Dave’s of America, Inc., a Minnesota Corporation  (the “Company”), and Geovannie Concepcion (“Executive”) effective April 13, 2016 and the Amendment to Employment Agreement (the “First Amendment”) effective January 29, 2018.  This Second Amendment is made in accordance with Section 9(c) of the Agreement.  All of the capitalized terms not otherwise defined in this Second Amendment have the same respective meanings as contained in the Agreement and the First Amendment.  The provisions of the Agreement and the First Amendment that are not modified by this Second Amendment shall remain in full force and effect pursuant to their terms.  To the extent there is a conflict between the language in this Second Amendment and the First Amendment or the Agreement, the language in this Second Amendment shall be controlling.

1. Base Salary. Section 3(a) of the Agreement is deleted in its entirety and replaced with the following provision:

Base Salary.    The Company shall pay to Executive the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) as an annual salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.

2. Bonus. The bonus provision in Section 3(b) of the Agreement and Section 2 of the First Amendment is deleted in its entirety and replaced with the following provision:

Bonus:   Executive shall receive a  $50,000 bonus for his performance in 2018, payable in cash as soon as practicable after signing the Second Amendment.  Additionally, Executive shall be eligible for a discretionary bonus of up to $50,000 based on his performance through June 30, 2019, as determined by the Board in its sole discretion, and based on criteria established by the Board.  Any and all bonuses paid to Executive will be subject to all applicable payroll taxes and withholdings as required by law.

3. Severance.    Executive shall not be entitled to any Severance Payments upon termination of employment, regardless of the reason for termination.  Any and all provisions in the Agreement that may provide an entitlement to Severance Payments, including but not limited to Section 6(b)(i), are null and void.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective as of the day and year first above written.

FAMOUS DAVE’S OF AMERICA, INC. By: /s/ Jeffery Crivello Name:Jeffery Crivello Title: Chief Executive Officer	EXECUTIVE /s/ Geovannie Concepcion Geovannie Concepcion